                                                                  Exhibit 23.5


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated Febuary 17, 1995, except
Note 27, Subsequent events, as to which the date is December 12, 1996, relating to the consolidated financial statements of Krebsoge Sinterholding GmbH, which appears in such Prospectus. We also consent to the reference to us under the headings "Experts" and "Selected Historical Financial Data" in such Prospectus. However, it should be noted that BDO Grunewalder Treuhand GmbH has not prepared or certified such "Selected Historical Financial Data."


Dusseldorf
February 13, 1997

BDO GRUNEWALDER TREUHAND GMBH
 Wirtschaftsprufungsgesellschaft

/s/ Dr. F. Nehles              /s/ Dr. G. Kaulen

Dr. F. Nehles                  Dr. G. Kaulen
Wirtschaftsprufer              Wirtschaftsprufer